March 29, 2006
Mail Stop 3561


Gary E. Muenster
Chief Financial Officer
ESCO Technologies Inc.
9900A Clayton Road
St. Louis, MO 63124


RE:	ESCO Technologies Inc. (the Company)
Form 10-K for the Fiscal Year Ended September 30, 2005
Form 10-Q for the Quarter Ended December 31, 2005
File No. 1-10596



Dear Mr. Muenster:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,


								Joseph A. Foti
								Senior Assistant Chief
Accountant